Filed pursuant to Rule 433
CUSIP: 48245AAN1
Registration No. 333-121363
(Relating to Prospectus Supplement dated January 5, 2006
and Prospectus dated January 3, 2006)
KFW US MTN
FINAL TERM SHEET
Dated September 14, 2006

Issuer: KfW	Title of Securities:	U.S. $25,000,000.00 Fixed to
Floating Rate Callable Notes Due
September 26, 2013

Aggregate Principal Amount: U.S.$ 25,000,000.00	Maturity Date: September 26, 2013

Original Issue Date: September 26, 2006	Initial Interest Rate: 7.15% (to but excluding the Floating Rate Commencement Date)

Interest Commencement Date: September 26, 2006	First Interest Payment Date: March 26, 2007

Final Redemption Price: 100.0%

Indexed Notes:
Details: 10-year Constant Maturity Swap Rate (“CMS 10YR”) and 2-year Constant Maturity Swap Rate (“CMS 2YR”).
Type of Floating Rate Note:
☐ Regular Floating Rate ☐ Floating Rate/Fixed Rate
Fixed Rate Commencement Date:
☑ Fixed Rate/Floating Rate
Fixed Interest Rate: 7.15% from the Original Issue Date to but excluding September 26, 2008. Floating Rate Commencement Date: September 26, 2008.
☐ Inverse Floating Rate ☐ Other:
Interest Rate Basis/Bases:
☐ CD Rate ☐ CMT Rate:
☐ CMT Moneyline Telerate Page 7051 ☐ CMT Moneyline Telerate Page 7052
☐ Weekly Average ☐ Monthly Average
☐ Commercial Paper Rate ☐ Eleventh District Cost of Funds Rate ☐ Federal Funds Rate ☐ LIBOR
LIBOR Currency (if not U.S. dollars): LIBOR Moneyline Telerate Page: LIBOR Reuters Screen Page:
☐ Prime Rate

☐ Treasury Rate:
☑ Other:	Interest Commencement Date to but excluding the Floating Rate Commencement Date: 7.15%
Floating Rate Commencement Date to but excluding Maturity Date: Interest will be calculated according to the following formula: 7.15% times (N/D)
Where:

“N” is the number of calendar days in each Interest Period for which CMS 10YR minus CMS 2YR is greater than or equal to 0.00%, subject to the Rate Cut-Off.

“D” is the total number of calendar days in each Interest Period.

“Interest Period” is the period from and including the Floating Rate Commencement Date to but excluding the immediately following Interest Payment Date and thereafter any period from and including an Interest Payment Date to but excluding the next following Interest Payment Date.

“CMS 10YR” is, for any Interest Reset Date, the rate for U.S. dollar swaps with a maturity of 10 years, expressed as a percentage, that appears on Reuters Screen ISDAFIX1 under the heading “10YR” as of 11:00 a.m., New York City time, on the related Interest Determination Date, subject to the Rate Cut-Off.

“CMS 2YR” is, for any Interest Reset Date, the rate for U.S. dollar swaps with a maturity of 2 years, expressed as a percentage, that appears on Reuters Screen ISDAFIX1 under the heading “2YR” as of 11:00 a.m., New York City time, on the related Interest Determination Date, subject to the Rate Cut-Off.

If CMS 10YR or CMS 2YR does not appear on Reuters Screen ISDAFIX1 on any Interest Determination Date, the rate for such date shall be determined on the basis of the mid-market semi-annual swap rate quotations provided by the Reference Banks at approximately 11:00 a.m., New York city time on such date. For this purpose, the semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. Dollar interest rate swap transaction with a term equal to the Designated Maturity commencing on that date and in a Representative Amount with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to USD-LIBOR-BBA with a designated maturity of three months. If five quotations are provided, the rate will be calculated by eliminating the highest (or, in the event of equality, one of the highest) and lowest (or, in the event of equality, one of the lowest) quotations and taking the arithmetic mean of the remaining quotations. If at least three, but fewer than five, quotations are provided, the rate will be the arithmetic mean of the quotations obtained. If fewer than three quotations are provided as requested, the rate will be determined by the Calculation Agent acting in good faith and in accordance with standard market practice.

“Reference Banks” means five leading swap dealers in the New York city interbank market selected by the Calculation Agent for the purposes of providing quotations as provided above.

“Designated Maturity” means 10 years or 2 years, as the case may be.

“Representative Amount” means an amount that is representative for a single transaction in the relevant market at the relevant time.

“Rate Cut-Off” means that (a) for each day in an Interest Period that is a Saturday, Sunday or a day which is not a New York Business Day, CMS 10YR and CMS 2YR will be the rates in effect on the immediately preceding New York Business Day, and (b) CMS 10YR and CMS 2YR for each calendar day falling after the fifth New York Business Day immediately preceding the applicable Interest Payment Date (the “Rate Cut-Off Date”) up to but excluding the end of the same Interest Period will be CMS 10YR and CMS 2YR in effect on the Rate Cut-Off Date.

Spread: N.A.	Maximum Interest Rate: N.A.
Spread Multiplier: N.A.	Minimum Interest Rate: 0.00%
Index Maturity: N.A.

Interest Reset Period:

☑ daily	☐ weekly	☐ monthly
☐ quarterly	☐ semi-annually	☐ annually
Interest Reset Date(s): Each calendar day (on or after September 26, 2008), subject to the Rate Cut-Off, as set forth above.
Interest Determination Date(s): Each Interest Reset Date, subject to the Rate Cut-Off, as set forth above.
Interest Calculation Date(s): as provided in §3(F)(1) of the Conditions (unless otherwise specified) 5th New York Business Day immediately preceding the applicable Interest Payment Date
Calculation Agent
☑ Other: Lehman Brothers Special Financing Inc.
Interest Payment Date(s): unless otherwise specified, the 26th of the following
(subject to §3(E) in the Conditions)
☐ Each of the 12 calendar months in each year
☐ Each March, June, September and December in each year:
☑ Each of the following two calendar months in each year: March and September
☐ The following calendar month in each year:
Redemption: ☑ Yes       ☐ No

Redemption Date(s) (as provided in para. 2 of §7 of the Conditions):	Each March 26th and September 26th, commencing September 26, 2007.
Minimum Redemption Notice Period: 10 New York Business Days Redemption Price (expressed as a percentage of the Aggregate Principal Amount to be redeemed): 100.0%
Repayment: ☐ Yes       ☑ No
Repayment Date(s): Minimum Repayment Notice Period: Repayment Price (expressed as a percentage of the Aggregate Principal Amount to be repaid):
Specified Currency: U.S. dollars for all payments unless otherwise specified below:
Payments of principal and any premium: Payments of interest: Authorized Denomination: U.S. $1,000 Exchange Rate Agent:
Original Issue Discount Note (“OID”): ☐ Yes       ☑ No
Total Amount of OID: Yield to Maturity: Initial Accrual Period OID:

Day Count Fraction:	☐ Act/360 (as provided in §3(F)(3)(a) of the Conditions)
☐ Actual/Actual ISDA (as provided in §3(F)(3)(b) of the Conditions
☑ Other:

     §3 (F) (3) of the Conditions shall be replaced as follows:
     With respect to each Note, accrued interest is calculated by multiplying the principal amount of the Note by the interest rate applicable and the Day Count Fraction. For this purpose, “Day Count Fraction” means, in respect of any period of time from and including the first day of such period but excluding the last day of such period (the “Calculation Period”) the number of days in the Calculation Period divided by 360, the number of days to be calculated on the basis of a year of 360 days with 12 30-day months (unless (A) the last day of the Calculation Period is the 31st day of a month but the first day of the Calculation Period is a day other than the 30th or 31st day of a month, in which case the month that includes that last day shall not be considered to be shortened to a 30-day month, or (B) the last day of the Calculation Period is the last day of the month of February in which case the month of February shall not be considered to be lengthened to a 30-day month).
Business Day Convention (for Interest Payment Dates other than the Maturity Date):
As provided in §3(E) of the Conditions (unless otherwise specified: ):
☐ Following Business Day Convention, adjustment of Interest
☑ Modified Following Business Day Convention, no adjustment of Interest
Price to Public: 100%, plus accrued interest, if any, from September 26, 2006
Dealers: Lehman Brothers Inc.
     Terms left blank or marked “N/A,” “No,” “None” or in a similar manner shall not apply to the issue of Notes except as may otherwise be specified.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Lehman Brothers will arrange to send you the prospectus, which you may request by calling toll-free 1-888-603-5847.
Prospectus Supplement and Prospectus